Exhibit 10.2

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) is made as of the 2nd day of May, 2005, by and between GECKO Inc., a New Jersey corporation (“Licensee”), and Monster Worldwide, Inc., a Delaware corporation (“Licensor”).

WHEREAS, Licensee and Licensor are parties to a Stock Purchase Agreement (the “Stock Purchase Agreement”) made as of the 2nd day of May, 2005, by and among Licensee, George R. Eisele, Daniel S. Collins and Licensor;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this License Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             It is understood and agreed that the license set forth in Section 8.2 of the Stock Purchase Agreement shall also apply to the “globe logo” mark owned by Licensor (covered by United States Trademark Registration No. 2,151,853), provided that the license in this paragraph 1 relating to the globe logo shall be effective only during a transition period of six (6) months and shall accordingly terminate on November 2, 2005.

2.             Except as specifically set forth in paragraph 1 above, all the provisions of Section 8.2 of the Stock Purchase Agreement (including without limitation the quality requirements; quality control provisions; review rights; termination provisions; and disclaimer of representations, warranties and obligations) shall apply to the license set forth in paragraph 1 above.

IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date first above written.

GECKO INC.

By:	/s/ George R. Eisele
Name: George R. Eisele
Title: Chairman of the Board

MONSTER WORLDWIDE, INC.

By:	/s/ Myron F. Olesnyckyj
Name: Myron F. Olesnyckyj
Title: Senior Vice President